Exhibit 1
Dated the 13th day of September 2005
BEIJING HOLDINGS LIMITED
and
TRAMFORD INTERNATIONAL LIMITED

SALE & PURCHASE AGREEMENT
Relating to the Sale and Purchase of 51% interest
in the capital of
Future Solutions Development Inc.

THIS AGREEMENT is made on the 13th day of September, 2005
BETWEEN
(1)	BEIJING HOLDINGS LIMITED, a company incorporated in Hong Kong whose registered office and principal place of business is at Room 4301, 43/F., Central Plaza, 18 Harbour Road, Wanchai, Hong Kong (the “Vendor”); and

(2)	TRAMFORD INTERNATIONAL LIMIED, a company incorporated in The British Virgin Islands and having its principal executive offices at Room 2413-18, Shui On Centre, 8 Harbour Road, Wanchai, Hong Kong (the “Purchaser”)
WHEREAS:
(A)	The Purchaser is a company incorporated in the British Virgin Islands and is listed on the NASDAQ Stock Exchange.

(B)	The Vendor is the beneficial owner of Sale Shares as at the date hereof.

(C)	The Vendor has agreed to offer for sale and the Purchaser has agreed to purchase the Sale Shares on the terms and conditions set out in this Agreement.
THE PARTIES AGREE THAT:
Definitions and Interpretation
(A)	Definitions

In this Agreement (including the Recitals above), the following expressions shall, unless the context requires otherwise, have the following meanings:

“Agreement”	means this agreement as amended or varied from time to time by an agreement in writing duly executed by the Parties;

“Business Day”	means any day (excluding a Saturday) on which banks generally are open for business in Hong Kong;

“Consideration Shares”	means the common stock of 2,233,800 ordinary shares of US$0.01 each to be issued by the Purchaser as the consideration in acquiring the 51% interest of

FSD from the Vendor;

“FSD”	means Future Solutions Development Inc., a limited company incorporated in the British Virgin Islands which owns 71.43% equity interest in Zhejiang University (Hangzhou) Innoessen Bio-Technology Limited, a company incorporated in the PRC and is engaged in the research and development, production and sale of chemical extracts from bamboo;

“HK$”	means Hong Kong dollars;

“Hong Kong”	means the Hong Kong Special Administrative Region of the People’s Republic of China;

“Parties”	means the named parties to this Agreement and their respective successors and permitted assigns;

“Sale”	means the offer by way of private sale of the Sale Shares by the Vendor on the terms and conditions set out in this Agreement;

“Sale Completion”	means completion of the Sale in accordance with Clause 3.1(A);

“Sale Completion Date “	means the date on which the Sale Completion shall take place, being 3 business days following the approval of the shareholders of the Company being obtained on the Sale pursuant to the terms and conditions herein (or such other date as may be agreed in writing between the Parties);

“Sale Shares”	means 82,418 shares of US$0.01 each in FSD being 51% of the entire existing issued shares of FSD owned by the Vendor to be sold to the Purchaser (and/or such other persons as the Purchaser may direct) in accordance with Clause 3.2(A);

“PRC”	means the People’s Republic of China excluding Taiwan, Hong Kong and the Macao Special Administrative Region for the purpose of this

Agreement;

“US”	means the United States of America; and

“US$”	means the US dollars.
(B)	Construction and Certain References
(i)	References in this Agreement to persons include references to bodies corporate and references to the singular include references to the plural and vice versa.

(ii)	References to Recitals and Clauses are to the recitals and clauses of this Agreement, a reference to a sub-clause is to the relative numbered sub-clause in the Clause in which the reference appears and a reference to a paragraph is to the relative numbered paragraph of the sub-clause in which the reference appears.

(iii)	In this Agreement, (save as otherwise expressly stated herein) references to any statute or statutory provision includes a reference to that statute or statutory provision as from time to time amended, extended or re-enacted.

(iv)	All references in this Agreement in relation to any time, date or period shall mean Hong Kong time.
(C)	Headings

Headings are for convenience only and shall not affect the interpretation of this Agreement.
The Sale of Shares
Subject to the terms of the Agreement and in consideration of the Consideration Shares, the Vendor shall sell as beneficial owner (and/or the Vendor shall cause its nominee to transfer the legal ownership of the Sale Shares held by it as a nominee on trust in favor of the Vendor) and the Purchaser in reliance on the Terms and Conditions and Warranties herein contained shall purchase the Sale Shares free from all liens, charges and encumbrances and together with all rights now or hereafter attaching thereto including all dividends and distributions declared, made or paid on or after the date of this Agreement.

Terms and Conditions
3.1	Completion of Sale

(A)	Subject to the relevant Special Resolution being passed at the 2005 Meeting of Shareholders of the Purchaser approving the sale and purchase of the 51% interest in FSD, completion shall take place on the Sale Completion Date before 5:00 p.m. at such time as the Parties may agree.

(B)	To the extent physical delivery or document exchange is required, Sale Completion under sub-clause (A) above shall take place at the office of the Purchaser at Room 2413, 24th Floor, Shui On Centre, 8 Harbour Road, Central, Wancahi, Hong Kong or such other venue as the Parties may agree.

3.2	Obligations of the Parties

(A)	Purchaser’s Obligations

Subject to the performance by the Vendor of its obligations under sub-clause (B) below, within 10 days after Sale Completion, the Purchaser shall deliver to, or procure the delivery to, the Vendor or as it may direct, the relevant share certificates for the Consideration Shares.

(B)	The Vendor’s Obligations
(i)	Against compliance by the Purchaser with its obligations pursuant to Clause 3.2(A), on the Sale Completion Date, the Vendor shall deliver the relevant instrument of transfer duly executed by the authorized person of the Vendor or the nominee of the Sale Shares, to the Purchaser and procure the issuing of the new share certificate in respect of the Sale Shares to the Purchaser or to the Purchaser’s nominated receiving agent, and the Purchaser agrees that the delivery of the relevant instrument of transfer thereof shall constitute a complete discharge of the Vendor’s payment obligations in respect of the Consideration Shares; and

(ii)	(if applicable) the Vendor shall as soon as reasonably practicable after the Sale Completion, arrange for payment of any stamp duty and prescribed fees for the transfer of the Sale Shares.

3.3	Further Undertakings

(A)	Purchaser’s Undertakings

In consideration of the Vendor entering into this Agreement and agreeing to perform its obligations hereunder, the Purchaser hereby undertakes to the Vendor to provide the Vendor, at its request, with all such information known to it or which on reasonable enquiry ought to be known to it and relating to the Purchaser and/or the Group as may be reasonably required by the Vendor in connection with the transactions contemplated or arising under this Agreement for the purposes of, without limitation, complying with all requirements of applicable law (including any due diligence defences) or of the rules and regulations of the NASDAQ stock exchange or any applicable regulatory bodies; and

(B)	Vendor’s Undertakings
(i)	The Vendor hereby undertakes to the Purchaser to submit to the applicable regulatory authorities as and when it is required to do so, such information which it may have regarding the Vendor as the applicable regulatory authorities may require.

(ii)	The Vendor hereby further undertakes to the Purchaser that the Board of Directors of FSD shall remain unchanged prior to the Sale Completion and will not nominate any director to the board of director of the Purchaser after the Sale Completion.
Warranties and Indemnity
(A)	Warranties, Representations and Undertakings

The Vendor hereby warrants, represents and undertakes to the Purchaser (and the Purchaser acknowledges that the Vendor has not been induced to enter into this Agreement) as follows:
(i)	the Sale Shares are duly allotted and fully paid up, and the Vendor is the beneficial owner of the Sale Shares, and it has the authority, power and capacity to enter into this Agreement and to sell the Sale Shares pursuant to this Agreement;

(ii)	this Agreement constitutes and the other documents to be executed by the Vendor which are to be delivered at Sale Completion will, when executed, constitute valid, legal, binding and enforceable obligations of the Vendor in accordance with their respective terms;

(iii)	the execution and delivery of, and the performance by the Vendor of its obligations under, this Agreement do not and will not:
(a)	result in a breach of any provision of its memorandum of association and bye-laws or articles of association (as the case may be) of the Vendor;

(b)	result in a breach of, or constitute a default under, any agreement or instrument to which the Vendor is a party or by which it is bound; or

(c)	result in a breach of any order, judgment or decree of any court or governmental agency to which the Vendor is a party or by which it is bound;
(iv)	the particulars relating to the Vendor and FSD as set out in the recitals are true and correct;

(v)	the Sale Shares are being sold hereunder free from all liens, charges, encumbrances and third-party rights of whatever nature and shall rank pari passu in all respects with all the other Shares in issue as at Sale Completion and in particular shall rank in full for all dividends and other distributions declared, made or paid thereafter;

(vi)	all published information regarding FSD (including its financial results) are true, accurate and not misleading;

(vii)	all public information and facts given to the Purchaser in relation to the Sale are true, accurate and not misleading and the Vendor has not withheld any other information or facts the omission of which will make the information or facts given to the Purchaser incorrect or misleading and the Vendor shall notify the Purchaser forthwith in writing should such omission or inaccuracy first come to the attention of the Vendor; and

(B)	Period

The representations and warranties set out in Clause 4 are given as at the date hereof and shall be deemed to be repeated by the Vendor on each day up to and including the date of Sale Completion as if given or made on such date, with reference in each case to the facts and circumstances then subsisting. The Vendor undertakes up to and until completion of this Agreement or its earlier termination to notify the Purchaser of any matter or event coming to its attention prior to Sale Completion which would or would reasonably be considered to render or have rendered any of the representations and warranties made by it set out in Clause 4 untrue, inaccurate or misleading in any material respect.

(C)	Indemnity

The Vendor undertakes with the Purchaser that it shall on demand hold the Purchaser fully and effectively indemnified against all losses, claims, damages, liabilities, costs or expenses of whatever nature (except those arising out of or as a result of any fraud, willful default or gross negligence on the part of Purchaser or any material breach by the Purchaser of its obligations under this Agreement) which it may suffer or incur or which may be brought against or incurred by it arising out of or as a result of the performance by it of its obligations under this Agreement and any breach by the Vendor of any of the warranties or any other obligations of the Vendor under this Agreement.

(D)	Full Force and Effect

The representations and warranties contained in sub-clauses (A) and (B) and the indemnity contained in sub-clause (C) shall remain in full force and effect notwithstanding Completion and the purchase of the Sale Shares by the Purchaser, as the case may be.
Force Majeure and Termination
(A)	If, at any time prior to 5:00 p.m. on the Sale Completion Date:
(i)	there shall develop, occur, exist or come into effect:
(a)	any change in, or any event or series of events resulting or likely to result in any change in Hong Kong, the PRC or the US national or international financial, currency, political, military, industrial, economic or market conditions (and for the purpose of construing the foregoing any normal market fluctuations shall not be construed as events or series of events affecting market conditions referred to above); or

(b)	any material and adverse change in the conditions of Hong Kong, the PRC, the US or international equity securities or other financial markets; or

(c)	the imposition of any moratorium, suspension or material restriction on trading in securities generally on the US stock exchanges due to exceptional financial circumstances or otherwise; or

(d)	any change or development occurs involving a prospective change in taxation or exchange control (or the implementation of any exchange control) in Hong Kong, Bermuda or the PRC or the US or elsewhere;
which, in the opinion of the Purchaser makes it inadvisable or inexpedient to proceed with the Placing; or

(ii)	it comes to the notice of the Purchaser any matter or event rendering any of the Vendor’s representations and warranties in any material respect to be untrue, inaccurate or misleading or as having been breached (“Breached Warranty”) and if the Purchaser considers that the Breached Warranty to have a materially prejudicial effect on the Placing, then the Purchaser may give written notice to the Vendor to terminate this Agreement with immediate effect.

(B)	Upon the termination of this Agreement pursuant to the provisions of sub-clause (A) above, each of the Parties shall cease to have any rights or obligations under this Agreement, save in respect of the provisions of this Clause and Clauses, 5(A), 8 and 10, and any antecedent breaches of this Agreement or any rights or obligations which may have accrued under this Agreement prior to such termination.
Announcements
Prohibition

None of the Parties hereto shall, directly or indirectly, make any public announcement or communication in relation to the Placing without the prior approval of the other Parties and except where such announcement or communication is required by laws and regulations applicable to the Vendor and the Company.

Time of Essence
Any date or period mentioned in any Clause may be extended by mutual agreement between the Vendor and the Purchaser, but, as regards any date or period originally fixed or any date or period so extended as aforesaid, time shall be of the essence.
Assignment
None of the Parties may assign or transfer any of their rights or obligations under this Agreement, save that the Purchaser may assign the benefit of the undertaking and warranties given by the Vendor in Clauses 3.2(B), 3.3(B) and 4(A) respectively to the Purchaser.
Notices
(A)	Addresses

All notices delivered hereunder shall be in writing in the English language and shall be communicated to the following addresses and/or facsimile numbers:

If to the Vendor, to: Room 4301, Central Plaza 18 Harbour Road Wanchai Hong Kong

Facsimile: (852) 2858 1544 Attention: Mr. Changshan Zhao

If to the Purchaser, to: Room 2413, Shui On Center 24/F., 8 Harbour Road Wanchai Hong Kong

Facsimile: (852) 3112 8461 Attention: Mr. Michael Siu

(B)	Service

Any such notice shall be served either by hand or by facsimile. Any notice shall be deemed to have been served, if served by hand, when delivered, and if sent by facsimile on receipt of confirmation of transmission. Any notice received on a day which is not a Business Day shall be deemed to be received on the next Business Day.
General
(A)	Entire agreement

This Agreement sets out the entire agreement and understanding between the Parties and supersedes and replaces any prior agreements or understandings entered into between the Parties with respect to the matters provided for herein, and none of the Parties has entered into this Agreement in reliance upon any representation, warranty or undertaking of the other Parties which is not set out or referred to in this Agreement.

(B)	Amendment

This Agreement may be amended or supplemented, and any provision hereof may be waived, only in writing by all the Parties or, in the case of a waiver, by the Party waiving compliance.

(C)	Remedies and waivers

No delay on the part of any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any Party of such right, power or privilege, or any single or partial exercise thereof, preclude any further exercise thereof or the exercise of such or of any other right, power or privilege. The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies that any Party may otherwise have.

(D)	Severability

If any term or provision of this Agreement shall become or be declared illegal, invalid or unenforceable for any reason whatsoever such term or provision shall be severed from this Agreement and shall be deemed to be deleted from this Agreement provided always that if such deletion materially affects or alters the basis of this Agreement, the Parties shall negotiate in good faith to amend and modify the provisions and terms of this Agreement as may be necessary or desirable in the circumstances.

Governing Law, Jurisdiction and Miscellaneous
(A)	Governing Law

This Agreement shall be governed by and construed in accordance with the laws of Hong Kong, for the time being in force and the Parties hereby irrevocably submit to the non-exclusive jurisdiction of the courts in Hong Kong.

(B)	Counterparts

This Agreement may be executed by the Parties in counterparts, each of which shall be binding on the Party or Parties who shall have executed it but which shall together constitute one agreement.

Signature page
     AS WITNESS the hands of the duly authorized representative of the Parties on the day and year first before written.

SIGNED by	)
ZHAO Chang Shan	)
for and on behalf of	)	/s/ Changshan Zhao
Beijing Holdings Limited	)
in the presence of: Michael Siu	)

SIGNED by	)
)
for and on behalf of	)	/s/ Xu Qian
Tramford International Limited	)
in the presence of: William Kwok	)